Exhibit 8.1

February 19, 2016

Nomura Holdings, Inc.

9-1, Nihonbashi 1-chome

Chuo-ku, Tokyo 103-8645,

Japan.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Nomura Holdings, Inc. in connection with the registration under the Securities Act of 1933 (the “Act”) on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “United States Taxation” in the prospectus, dated February 19, 2016 (the “Prospectus”) included in the Registration Statement, subject to the limitations set forth therein.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and to the reference under the heading “United States Taxation” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP